Calculation of Yield
                               New York Tax-Free

        The annualized yield based on the month of October 1989 was calculated according to the following formula:

                    a-b
        YIELD = 2[(----- +1) 6 -1]
                    cd

Where:  a = dividends and interest earned during the period

        b = expenses accrued for the period (net of reimbursements)

        c = the average daily number of shares outstanding during the period that were entitled to receive dividends

        d = the maximum offering price per share on the last day of the month

Therefore:

        YIELD = 2 [(39,320 - 4,649   +1) 6 -1]
                    --------------
                    929,074 x 7.53

              = 6.02%

        See "Calculation of Performance Data" in the Statement of Additional Information for a description of how interest earned ("a" above) is calculated.

        Expenses accrued ("b" above) do not include fees to the Investment Adviser reimbursed to the Fund.

        Average daily number of shares outstanding ("c" above) is calculated by summing the shares entitled to receive dividends on each day of the month and dividing the total by the number of days in the month.

                      Calculation of Tax Equivalent Yield
                               New York Tax-Free

        The annualized tax equivalent yield based on the month of October 1989 was calculated as follows:

              Yield (as calculated on accompanying exhibit
                  page captioned "Calculation of Yield")                 6.02%

              Divided by the complement of the maximum
                  federal and state tax rate of 40.52%
                  (1 - .4052 = .5948)                       [divided by] .5948
                                                                         -----

              Tax Equivalent Yield                                      10.12%
                                                                        =====

   All income earned during the period was exempt from federal income taxes.

                        Calculation of Distribution Rate
                  MetLife-State Street New York Tax-Free Fund

        The distribution rate is calculated by annualizing the latest per-share distribution from ordinary income and dividing the result by the maximum offering price per share as of the end of the period to which the distribution relates.

        The computation for the month ended October 31, 1989 is as follows:

              .0380(a) x 12 = .456/7.53(b) = 6.06%

        (a)   distribution rate for the month ended October 31, 1989

        (b) net asset value at October 31, 1989 ($7.19) multiplied by maximum sales charge (100/95.5) = $7.53

METLIFE - STATE STREET NEW YORK TAX-FREE
Standard Total Return Computations-Since Inception

Original Amt. Invested       $1,000.00
Commission at 4.5%              $45.00
Net Amount to Fund             $955.00
Purchase price                   $7.40
Shares acquired                129.054

             Beginning     Monthly            Reinvest  Shares       New     Month-end             Monthly         ITD
 Month         Shares      Income  Dividend    Price   Purchased    Shares      NAV       ERV    Performance    Performance
07/31/89      129.054      0.0215    2.77      $7.37     0.376     129.431     $7.42     $960.37    -3.96        -3.96
08/31/89      129.431      0.0300    3.88      $7.29     0.533     129.963     $7.25     $942.23    -1.89        -5.78
09/30/89      129.963      0.0380    4.94      $7.26     0.680     130.643     $7.15     $934.10    -0.86        -6.59
10/31/89      130.643      0.0380    4.96      $7.20     0.690     131.333     $7.19     $944.28     1.09        -5.57


        The average annual total return is computed as follows:

        (1) Annualize the actual return of the Fund for the period July 5, 1989 through October 3l, l989:

                         119/365
              955 (1 + T)       = 944 20

                              T = -3.40%

        (2) Calculate ERV based on annualized rate of return:

              955 (1 - .0340) = 922.53

        (3) Calculate average annual return since inception:

              1,000 (1 + T) = 922.53

                          T = -7.75%

METLIFE - STATE STREET NEW YORK TAX-FREE
Nonstandardized Total Return Computation

Original Amt. Invested       $1,000.00
Commission at 0.0%               $0.00
Net Amount to Fund           $1,000.00
Purchase price                   $7.40
Shares acquired                135.135

           Beginning   Monthly              Reinvest     Shares     New      Month-end                 Monthly        ITD
Month        Shares    Income    Dividend    Price     Purchased   Shares      NAV          ERV      Performance   Performance

07/31/89    135.135    0.0215      2.91      $7.37       0.394     135.529    $7.42      $1,005.63        0.56         0.56
08/31/89    135.529    0.0300      4.07      $7.29       0.558     136.087    $7.25        $986.63       -1.89        -1.34
09/30/89    136.087    0.0380      5.17      $7.26       0.712     136.799    $7.15        $978.12       -0.86        -2.19
10/31/89    136.799    0.0380      5.20      $7.20       0.722     137.521    $7.19        $988.78        1.09        -1.12

No annualization is made. Computation for the period from July 5, 1989 (date of inception) through October 31, 1989.